ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made this effective 1st day of December, 1997, between Cimarron International, Inc. (hereinafter "Seller"), and Cimarron Dog & Pony Company, Inc. (hereinafter "Purchaser");

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain of Seller's assets used by Seller in its business known as Cimarron International, Inc. located at 1875 Lawrence Street, Suite 1100, Denver, CO 80202;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, it is agreed by the parties hereto as follows:


1.  Conveyance of Assets.

Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept at Closing, certain assets and properties of Seller, or in which Seller has any right, title, or interest of every kind and description, wherever located
(hereinafter "Assets"), including:

1.1  Tangible Personal Property.

(a) certain furniture, fixtures, equipment, machinery, tools, devices, vehicles, and other tangible personal property (hereinafter "Furniture, Fixtures and Equipment") owned by Seller and used in its operation of Seller, which property shall be more fully described on the Furniture, Fixtures and Equipment list, attached hereto as Exhibit A;

1.2  Intangible Personal Property.

(a) equipment lease rights (hereinafter "Equipment Lease"), covering business equipment, machinery, systems and other items of personal property, which Equipment Lease is attached hereto as Exhibit B-1, and which Equipment Lease shall be assigned to, and assumed by, Purchaser pursuant to an Equipment Lease Assignment, attached hereto as Exhibit B-2;

(b) the customer list of company (hereinafter "Customer List"), which Customer List shall be assigned and delivered to Purchaser at Closing;

(c) all software rights (hereinafter "Software Rights") to which Seller has rights to a list of which Software Rights are listed and attached hereto as Exhibit C;

(d) all unbilled revenues (hereinafter "Unbilled Revenues"), which Unbilled Revenues, are listed and attached hereto as Exhibit D;

(e) accounts receivable of Seller (hereinafter "Accounts Receivable"), as referenced in paragraph 3.4, hereof;

(f) business tradename of Seller of Cimarron International, Inc., and the business telephone number (303) 293-0199, wherein Seller shall transfer and assign any and all rights thereto and consent to use thereof at Closing.

1.3 Excluded Assets. All cash, cash accounts, checking accounts, and clearing accounts of Seller are excluded from this transaction.

1.4 Bill of Sale. All Assets referenced herein shall be conveyed and transferred by means of a Bill of Sale, wherein Seller shall warrant that it has good and marketable title to said Assets and that said Assets will be free and clear of all liens and encumbrances. Said Bill of Sale shall be in a form attached hereto as Exhibit E.

1.5 Assumption of Liabilities. Purchaser shall assume all of Seller's Liabilities, as such Liabilities are referenced on the Balance Sheet, attached hereto as Exhibit F.

2. Purchase Price and Terms. The Purchase Price shall be the sum of $185,000, subject to the adjustments contained in paragraph 3, hereof, and shall be payable as follows:

2.1 Earnest Money. $-0- in Earnest Money received herewith in the form of a personal check payable to N/A. Said amount shall be applied to the Purchase Price at Closing.

2.2 Funds Due at Closing. $85,000 in Funds due at Closing, adjusted by amounts referenced herein, payable in cash or cashier's check at Closing.

2.3 Earnout Agreement. $100,000 in an Earnout Agreement, executed by Purchaser and personally guaranteed by Donald E. Cohen (hereinafter "Cohen"), in favor of the Seller. The Earnout Agreement shall provide for payments to be made quarterly, in amounts of twenty-five percent (25%) of gross profits in excess of $116,500 per quarter. Said Earnout Agrement shall be in a form attached hereto as Exhibit G.

3.  Allocations, Prorations and Price Adjustments.

3.1 Purchase Price Allocation. The Purchase Price shall be allocated to the various assets of Seller as follows:


Furniture, Fixtures and Equipment               $  57,750
Accounts Receivable                             $  58,545
Customer List/Customer Contracts                $  48,000
Software                                        $   5,500
Business Tradename and Goodwill                 $  15,205

Total                                            $185,000

3.2 Prorations. The following items shall be prorated at Closing: all applicable taxes, utilities, insurance, leases or other contract rights, rents, dues, subscriptions, license fees and advertising.

3.3  Accounts Receivable and Accounts Payable.

(a) All Accounts Receivable accruing to the date of Closing shall be transferred to the Purchaser. The Accounts Receivable schedule, attached hereto as Exhibit H, in the amount of $58,545, is the current list of Accounts Receivable of Seller together with an accurate aging of these Accounts.

(b) All Accounts Payable accruing to the date of Closing shall be transferred to and shall be assumed and paid by Purchaser as said
Accounts come due. The Accounts Payable, described in Exhibit I, attached hereto, in the amount of $13,533, is the current list of these Accounts Payable of Seller.

(c) Any and all Accounts Receivable and Accounts Payable generated after Closing shall be the sole property and obligation, respectively, of Purchaser.

3.5 Prepayments by Customers and Deposits on Hand. Any amounts received by Seller prior to Closing from customers as prepayments for any undelivered and unused goods or services as of the date of Closing or held on deposit by Seller for the benefit of Seller's customers, whether by agreement or contract, oral or written, shall be either transferred or credited to Purchaser by Seller at Closing. Purchaser shall assume the full responsibility and pay all expenses of completing all services to be performed or products to be supplied by Seller, pertaining to such prepayments and deposits. Purchaser shall be entitled to all income therefrom when received.

4. Representations and Warranties of Seller. Seller represents, warrants and agrees that:

4.1  Corporate Standing.  Seller is a corporation duly organized, existing, and in good standing under the laws of the State of Colorado, and is
authorized and entitled to carry on its business in Colorado.   Its sole
shareholder is InfoNow Corporation.

4.2 Authority. Seller has the full power and authority to enter into this Agreement and to conclude the transaction described herein, and no other contract or agreement to which it is a party prevents it from concluding the transaction described herein.

4.3 Corporate Resolution. Seller shall, at Closing, deliver to Purchaser, a duly executed copy of its corporate resolution authorizing the transaction described herein, which said resolution shall form a part of this Agreement.

4.4  Financial Statements.  Seller warrants that the Financial
Statements, including balance sheets, income statements, tax returns of Seller, by reference incorporated herein have been previously delivered to Purchaser and are a fair and accurate presentation of the results of the operations of Seller for the period beginning May 23, 1995 and ending as of October 31, 1997. The financial condition of Seller as disclosed by the Financial Statements will be materially unchanged as of Closing. Seller makes no warranty concerning the future performance or profitability of Seller.

4.5 Outstanding Liabilities. Purchaser shall assume all liabilities on Exhibit F,and pay them as they become due. Seller warrants that any and all outstanding liabilities, obligations, judgments and/or liens of it, other than the Liabilities referenced on Exhibit F, shall be paid in full on or before Closing, or Seller shall pay such liabilities or obligations as and when they become due and that Purchaser shall receive possession and control of the Assets, subject to existing and disclosed debts, free and clear of any liens or encumbrances.

4.6  Condition of Assets.

(a) Since the date of the Financial Statements, there has been no substantial loss of value in any of the Assets or properties of Seller, ordinary wear and tear excepted, and said Assets were not subsequently transferred or conveyed except in the ordinary course of business.

(b) All Assets included in this sale are being purchased on an "as is" basis WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. However, at Closing, all such Assets, other than disclosed as not working, shall be in good working condition,and Seller shall repair or replace any Assets not in working condition.

4.7 Regulatory Compliance. Seller hereby warrants that to the best of its knowledge, the Assets are in full compliance with all federal, state and local building, fire, safety, health and environmental requirements; and that if any expenses are necessary to bring the Assets into compliance with any such governmental requirements, those expenses shall be the sole responsibility of, and be paid by Seller.

4.8 Licenses, Permits and Certificates. Seller hereby warrants that to the best of its knowledge any and all licenses, permits and certificates necessary for it to continue its operation as in the past shall be current and valid as of Closing and can be renewed at no expense to Purchaser other than the normal renewal fees. Seller, to the best of its knowledge, hereby warrants that said licenses, certificates or permits have never been suspended or revoked and that there are no proceedings, in progress or threatened, to suspend or revoke said licenses, certificates or permits.

4.9 Contractual Obligations. Seller is not a party to any employment agreement, labor union agreement, agreement for the future purchase of materials, supplies or equipment, sales agreement, pension, profit-sharing, or retirement plan or agreement, distributorship or sale agency agreement, or lease agreement that relates to any period beyond Closing, whether written or oral, unless otherwise disclosed herein.

4.10 Litigation. To the best of Seller's knowledge, there is no litigation or proceeding, threatened or pending, against or relating to Seller, its properties, business, or assets; nor does Seller know or have reasonable grounds to know of any basis of any such action or governmental investigation relative to Seller, its properties, business or Assets, unless otherwise disclosed herein.

4.11 Corporate Restrictions. From the date hereof through Closing, subject to the provisions of paragraph 1.3, hereof, Seller shall not issue any stocks, bonds, or other corporate securities of Seller; incur any obligations or liability except current liabilities in the ordinary course of business; declare or make any payment or distribution to stockholders; purchase or redeem any shares of capital stock; mortgage or pledge any of its assets, tangible or intangible; sell or transfer any assets or cancel any debts or claims except in the ordinary course of business; sell, assign or license any patents, trademarks, or tradenames; suffer any extraordinary losses or waive any rights except in the ordinary course of business; or enter into any other transaction except in the ordinary course of business.

4.12 Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement or omission of a material fact upon which the parties hereto are relying. There has been an absence of changes since the date of the Financial Statements that will materially and adversely affect any of the other representations and warranties herein, subject to the provisions of paragraph 1.3, hereof. There is no fact known to Seller or Corporation which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or Corporation's financial condition, results of operations, business, or prospects. All representations and warranties contained herein will be true and correct at Closing.

4.13  Cohen's Representations and Warranties.  To the knowledge of
Donald E. Cohen, all representations of Seller set forth in paragraphs 4.1 through 4.12, hereof, are true and correct.

5. Purchaser's Representations and Warranties. Purchaser represents, warrants and agrees that:

5.1 Corporate Standing. Purchaser is a corporation duly organized, existing, and in good standing under the laws of the State of Colorado, and is authorized and entitled to carry on its business in Colorado. Its sole shareholder is Donald E. Cohen.

5.2 Authority. Purchaser has the full power and authority to enter into this Agreement and to conclude the transaction described herein, and no other contract or agreement to which it is a party prevents it from concluding the transaction described herein.

5.3  Corporate Resolution.  Purchaser shall, at Closing, deliver to
Seller a duly executed copy of its corporate resolution authorizing the transaction described herein, which said resolution shall form a part of this Agreement.

5.4 Books and Records Availability. If the originals of any records or books of account of Seller are transferred by Seller to Purchaser at Closing, Purchaser shall cause these books and records relating to periods prior to Closing be kept by Purchaser and made available to Seller, and its authorized representative, during regular business hours for a period of not less than three (3) years after Closing. No such books and records will be destroyed without at least thirty (30) days' prior written notice to Seller describing the items to be destroyed, during which period Seller, at its expense, may elect to make copies of such items.

6.  Additional Documents\Obligations.

6.1 Cost Sharing Agreement. At Closing, the parties shall enter into a Cost Sharing Agreement, covering the issues of providing administrative expenses and use of the Seller's premises. Said Agreement shall be in a form attached hereto as Exhibit J.

6.2 Employment Termination Agreement. At Closing, Seller and Cohen shall enter into a Termination Agreement, terminating Cohen's Employment Agreement dated May 22, 1995. Said Agreement shall be in a form attached hereto as Exhibit K.

7.  Operations Prior to Closing.

7.1 Operation of Seller Prior to Closing. Seller hereby agrees, from the date of execution of this Agreement to Closing, to carry on business activities and operations of Seller diligently in substantially the same manner as has been customary in the past.

7.2 Condition of Assets. Until possession is given to Purchaser, Seller agrees to operate and maintain the Assets in good working order and condition.

7.3 Loss/Damage. In the event there is any loss or damage to the Assets at any time prior to Closing, the risk of loss shall be upon the Seller. From Closing and thereafter, all risk of loss or damage shall be upon the Purchaser.

7.4 Confidentiality. Purchaser agrees that Purchaser will, and will cause its officers, directors and employees and other representatives to, hold in strict confidence any information obtained in connection with this Agreement or the transactions contemplated by the Agreement unless and until that information is or becomes publicly available, except insofar as this information may be required by law or regulation to be included in a public report or otherwise disclosed.

8.  Obligations at Closing

8.1  Execution and Delivery of Documents.  At Closing, Seller and
Purchaser shall execute and deliver all such instruments and take all such other action as either party may reasonably request from time to time, in order to effect the transaction provided for herein. The parties shall cooperate with each other in connection with any steps to be taken as a part of their respective obligations under this Agreement. This obligation shall extend to any matters arising after Closing.

8.2 Funds. Purchaser shall deliver to Seller all Funds due referenced in paragraph 2, hereof.

8.3 Books and Records. Seller shall have the right to retain its minute books, stock books and other corporate records having exclusively to do with corporate organization and operation. Originals, or copies at Seller's discretion and expense, of all other records and books of account of every kind and nature regarding Seller shall be delivered to Purchaser and become the property of Purchaser at Closing.

8.4 Cost and Expenses Each party hereto shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and performance under this Agreement, and all matters incident thereto, excepting as otherwise set forth herein.

8.5 Sales and Use Tax. Purchaser hereby acknowledges and agrees to pay for any and all sales and use taxes payable to local or state jurisdictions that may arise as a result of the sale of the Assets described herein.

9.  Survival of Representations and Warranties; Indemnification.

9.1 Post-Closing Survival. All the representations, warranties and covenants made as of Closing, as provided herein, shall survive Closing.

9.2 Indemnification by Seller. Seller agrees to indemnify Purchaser, its directors, officers, shareholders and affiliates against any loss, cost, expense, damage or liability (including, without limitation, interest at the rate of 12% per annum on money expended from the date expended and attorney fees and other expenses incurred in defending against litigation, either threatened or pending) incurred or sustained by any one or more of them with respect to or arising out of (a) any breach of or incorrectness of any representation or warranty made by Seller in or pursuant to this Agreement or failure by Seller to perform or comply with any covenant or agreement made by it in or pursuant to this Agreement, or (b) any liability of or claim against Purchaser relating to any state of facts, event or omission existing or occurring prior to Closing.

9.3  Indemnification by Purchaser.  Purchaser agrees to indemnify
Seller, its directors, officers, shareholders and affiliates against any loss, cost, expense, damage or liability (including, without limitation, interest at the rate of 12% per annum on money expended from the date expended and attorney fees and other expenses incurred in defending against litigation, either threatened or pending) incurred or sustained by any one or more of them with respect to or arising out of (a) any breach of or incorrectness of any representation or warranty made by Purchaser in or pursuant to this Agreement or failure by Purchaser to perform or comply with any covenant or agreement made by it in or pursuant to this Agreement, or (b) any liability of or claim against Seller relating to any state of facts, event or omission existing or occurring after Closing.

10.  General Provisions.

10.1 Entire Agreement. No warranties, representations, promises or agreements have been made between the parties other than as expressly herein set forth. This Agreement supersedes any and all agreements between the parties hereto and constitutes the entire agreement and understanding of the parties and cannot be modified except in writing executed by all of the parties hereto.

10.2 Binding Effect. Upon execution, this Agreement shall be absolutely binding and fully enforceable and shall inure to the benefit of the parties hereto, their successors, assigns, and personal representatives and heirs.

10.3 Notices. All notices as may be required by this Agreement shall be sent to the respective parties at the addresses set forth below. The place of notice may be modified by appropriate registered or certified mailing to the parties.

To Seller at:       1875 Lawrence Street, Suite 1100
                    Denver, CO 80202

With copy to:       Peter M. Nemkov, Esq.
                    950 S. Cherry Street, Suite 1502
                    Denver, CO 80222

To Purchaser at:    1875 Lawrence Street, Suite 1100
                    Denver, CO 80202


With copy to:      Theresa M. Mehringer
                   555 17th Street, Suite 3405
                   Denver, CO 80202

10.4 Time of Possession. Purchaser shall be deemed to be in possession on the day of Closing.

10.5	Severability.  In the event that any of the provisions, or
portions thereof, of this Agreement are held to be unenforceable or invalid by any court, or tribunal, of competent jurisdiction, the validity of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable or valid.

10.6 Construction. Throughout this Agreement, the singular shall include the plural, and the plural shall include the singular, and masculine shall include the feminine, wherever the context so requires.

10.7 Right to Counsel. Purchaser and Seller hereby acknowledge that they have every right to consult a licensed attorney, and have done so to the extent of their desires.

10.8 Review and Revision. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

10.9 Choice of Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Colorado, and, the parties hereto irrevocably consent to the jurisdiction of the District Court, County of Denver, State of Colorado.

11.  Dates.

11.1 Acceptance Date. Purchaser's offer herewith shall be open for Seller's written acceptance effective December 11, 1997.

11.2  Closing Date.  The Closing date shall be effective December 11, 1997.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement upon the date set forth hereinabove.

SELLER:
Cimarron International, Inc.

By:
/s/Kevin D. Andrew, President

PURCHASER:
Cimarron Dog & Pony Company, Inc.

By:
/s/Donald E. Cohen, President

As to paragraphs 2.3 and 4.13


/s/Donald E. Cohen, Individually

EXHIBIT LIST

Document                                Exhibit

Furniture, Fixtures and Equipment          A
Equipment Lease                            B-1
Assignment of Equipment Lease              B
Software Rights                            C
Unbilled Revenues                          D
Bill of Sale                               E
Balance Sheet Liabilities                  F
Earnout Agreement                          G
Accounts Receivable                        H
Accounts Payable                           I
Cost Sharing Agreement                     J
Termination Agreement                      K


EXHIBIT A

FURNITURE, FIXTURES AND EQUIPMENT


[To be provided by Seller]


EXHIBIT B

EQUIPMENT LEASE ASSIGNMENT

THIS ASSIGNMENT, dated this 1st day of December, 1997, between Cimmaron International, Inc. (hereinafter
"Assignor"), and Cimarron Dog & Pony Company, Inc. (hereinafter "Assignee");

WHEREAS, Assignor, by means of a Lease Agreement (hereinafter "Lease Agreement") dated January 22, 1997, a copy of which is attached hereto as Exhibit B-1, with Lanier Worldwide, Inc. (hereinafter "Lessor"), leased certain equipment referenced therein (hereinafter "Equipment");

WHEREAS, Assignor hereto desires to assign said Lease
Agreement to Assignee and Assignee desires to accept and become bound by said Lease Agreement;

WHEREAS, the parties acknowledge that written consent of Lessor may be required to effect this Assignment;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby assigns any and all of Assignor's rights in and to the Equipment and to the Lease
Agreement to Assignee.

2. Acceptance. Assignee accepts this Assignment and hereby agrees to be governed and bound by the terms and conditions set forth in said Lease Agreement.

3.  No Default.  Assignor hereby warrants that the Lease
Agreement subject hereto is binding, valid and not in default, and that all payments due thereunder are current.

4. Lessor Consent. The parties hereto agree that if the consent of the Lessor is necessary to fully complete this Assignment, said parties will fully cooperate and take all necessary and proper steps to obtain such consent.



IN WITNESS WHEREOF, the parties hereto have executed this Assignment on the date set forth hereinabove.
ASSIGNOR:
Cimmaron International, Inc.

By:
/s/Kevin D. Andrew, President

ASSIGNEE:
Cimarron Dog & Pony Company, Inc.


By:
/s/Donald E. Cohen,  President


EXHIBIT C

SOFTWARE RIGHTS

All commercially packaged software currently utliized in the business operations of Seller


EXHIBIT D

UNBILLED REVENUES

[To be provided by Seller]


EXHIBIT E

BILL OF SALE

This BILL OF SALE made December 1, 1997, by and between
Cimarron International, Inc. (hereinafter "Seller"), and Cimarron Dog & Pony Company, Inc. (hereinafter "Purchaser");

Transfer of Assets. That for and in consideration of the sum of One Hundred Ninety Thousand Seven Hundred Twenty Seven Dollars ($190,727.00), paid by Purchaser to Seller, the receipt of which is hereby acknowledged, Seller does hereby bargain, sell, assign, transfer, and deliver unto Purchaser, the following in connection with the sale of the assets (hereinafter "Assets") of the business known as Cimarron International, Inc.:

the furniture, fixtures, and equipment, a list of which is attached hereto as Exhibit A; all unbilled revenues, a list of which is attached hereto as Exhibit B; all accounts receivable, a list of which is attached hereto as Exhibit C, all accounts payable, a list of which is attached hereto as Exhibit D, which Purchaser assumes and agrees to pay; and business tradename and business telephone number.

Seller's Warranties. Seller further warrants and represents that Seller is the lawful owner of all Assets covered by this Bill of Sale and that they are free and clear of any outstanding liens, encumbrances, claims, debts, or liabilities due and owing by Seller which could result in a lien or encumbrance upon the aforesaid property; that Seller has the right to sell said
Assets to the Purchaser free from claims of all creditors or other persons whatsoever and agrees to hold Purchaser harmless from any such claims and the costs incurred in defending such claims;
and that Seller will execute such further assurances of free and clear title to the said property hereby conveyed as may be requisite.

Survival of Asset Purchase Agreement. All covenants, agreements, warranties and representations contained in the Asset Purchase Agreement, dated December 1, 1997, between Seller and Purchaser for the sale of said business, and amendments and addenda thereto, shall not be deemed to be merged in this Bill of Sale, but shall continue in full force and effect unless otherwise herein provided.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed upon the date set forth hereinabove.


SELLER:
CIMARRON INTERNATIONAL, INC.


By:
/s/ Kevin D. Andrew, President


Purchaser hereby acknowledges receipt of all of the Assets described in the Bill of Sale.


PURCHASER:
Cimarron Dog & Pony Company, Inc.

By:
/s/Donald E. Cohen, President


 STATE OF COLORADO)
          CITY AND)  ss.
COUNTY OF DENVER  )

The foregoing instrument was acknowledged before me on December 1, 1997, by Kevin D. Andrew, President, Cimarron
International, Inc., Seller, and Donald E. Cohen, President, Cimarron Dog & Pony Company, Inc., Purchaser.


Notary Public


/s/ Barbara B. Stevens
My Commission Expires:


EXHIBIT F
BALANCE SHEET LIABILITIES

[To be provided by Seller]


EXHIBIT G

EARNOUT AGREEMENT


THIS AGREEMENT, made this 1st day of December, 1997, by and between Cimarron International, Inc., (hereinafter "Seller") and Cimarron Dog & Pony Company, Inc. (hereinafter "Purchaser");

WHEREAS, Seller has this date sold to Purchaser a business known as Cimarron International, Inc. located at 1875 Lawrence
Street, Suite 1100, Denver, CO 80202 (hereinafter "Business");

WHEREAS, pursuant to the Asset Purchase Agreement, dated
December 1, 1997, Purchaser is to execute this Earnout Agreement in favor of Seller as partial consideration regarding the sale of the Business;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Earnout. Purchaser shall pay to Seller in connection with the sale of the Business, and as partial payment of the Purchase Price, an Earnout Amount pursuant to the terms of paragraph 2, hereof.

2.  Earnout Amount.

2.1  Amount.  The Earnout Amount payable from Purchaser to
Seller is $100,000.00 The Earnout Amount shall be payable at the rate of twenty-five (25%) percent of gross profit of the Business in excess of $116,500 per quarter.

2.2 Calculation. The Earnout Amount shall be calculated on a quarterly basis and shall be payable within ten (10) days after the end of the period. "Gross Profit" shall be defined as "gross revenues" less "cost of sales" as such terms are used in Seller's Financial Statements, referenced in paragraph 4.4 of the Asset Purchase Agreement, of even date herewith.

2.3 Operating Statements. Purchaser shall provide Seller with an accounting within ten (10) days after the end of each quarter, setting forth Purchaser's gross profit calculations. Seller shall have the right upon reasonable notice to inspect the books and records of Business to verify any such accounting.

3. Term. The term of this Agreement shall be for a period of commencing upon execution hereof, and shall extend to the earlier of:

(a)  full payment of the Earnout Amount, or
(b)  March 31, 2001.

Any amounts accruing during the term hereof shall be payable as provided in paragraph 2, hereof.

4.  Additional Provisions.

4.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

4.2 Notices. All notices to be given to the parties hereto shall be properly given if sent by first class mail addressed to the parties at their respective addresses as follows:

Seller:                                Purchaser:
1875 Lawrence Street                   1875 Lawrence Street
Suite 1100                             Suite 1100
Denver, CO 80202                       Denver, CO 80202

With copy to:                          With copy to:
Peter M. Nemkov, Esq.                  Theresa M. Mehringer
950 S. Cherry Street, Suite 1502       555 17th Street, Suite 3405
Denver, CO 80222                       Denver, CO 80202

or to such other addresses as the parties shall have notified the others in like manner to be the proper business address.

4.3 Severability of Provisions. If any of the provisions of this Agreement shall be or become invalid or illegal under any provision of applicable law, the remainder of the Agreement shall not be affected thereby.

4.4 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to the subject matter hereof and no representations have been made or relied upon beyond the terms hereof. This Agreement may not be amended or modified except by a writing signed by each of the parties.

4.5 Applicable Law. This Agreement is made and entered into, and shall be governed by and construed in accordance with the laws of the State of Colorado and each party hereto consents that the courts of the State of Colorado have exclusive jurisdiction over mattes accruing under or related to this Agreement.

IN WITNESS WHEREOF, the parties have hereunto signed this Agreement on the above-written date.

SELLER:
Cimmaron International, Inc.

By:
/s/ Kevin D. Andrew, President

PURCHASER:
Cimarron Dog & Pony Company, Inc.


By:
/s/  Donald E. Cohen,  President


/s/ Donald E. Cohen, Individually


EXHIBIT H

ACCOUNTS RECEIVABLE

[To be provided by Seller]


EXHIBIT I

ACCOUNTS PAYABLE

[To be provided by Seller]


EXHIBIT J

COST-SHARING AGREEMENT


THIS AGREEMENT is made and executed this 1st day of December, 1997, by and between InfoNow Corporation ("InfoNow"), and Cimarron Dog & Pony Company, Inc. ("Cimarron").

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficient of which is hereby acknowledged the parties hereto agree as follows:

1. Possession and Usage. InfoNow hereby grants usage to Cimarron, and Cimarron assumes and accepts said grant from InfoNow, exclusive right for usage of the Premises described as approximately 3500 sq. ft., of the space located at 1875
Lawrence Street, Suite 1100, Denver, CO 80202 ("Premises"), on the terms, covenants and conditions set forth herein.

2. Office Services Provided. InfoNow shall also provide the following office and services to Cimarron:

five (5) parking spaces, use of Herman Miller office furniture, use of telephone equipment/system, receptionist services, use of conference room, storage room, and kitchen area, use of copy machine, use of file server, computer network system, and reasonable and necessary bookkeeping services.

3.  Monthly Fee.

3.1 On the last day of each month of the Term hereof, Cimarron shall pay to InfoNow, without deduction or offset, prior notice or demand, at 1875 Lawrence Street, Suite 1000, Denver, CO
80202, a Monthly Fee in the amount of $12,000.

3.2 Any installment of the Monthly Fee or of any other sums payable hereunder which is not paid within ten (10) days after the same becomes due and payable shall be assessed a five percent (5%) late fee.

4. Security Deposit. The Security Deposit due from Cimarron to InfoNow as security for the faithful performance by Cimarron of all the terms, covenants and conditions of this Agreement shall be in the amount of $100.00, and shall be due upon execution hereof.

5.  Use of Premises; Notice.

5.1 The Premises may be used and occupied only as office space, and for no other purpose or purposes. Use of the Premises shall be subject to all of the provisions of the Business Lease, dated May, 1993, and the Sub-Lease, dated October 1, 1996.

5.2 In the event that InfoNow receives notice that it is in breach of any of the provisions of the Business Lease or the Sub-Lease, referenced herein, InfoNow shall promptly provide a copy of said notice to Cimarron.

6. Indemnification. Each party hereto, respectively, shall indemnify and hold harmless the other party against and from any and all claims arising from the indemnifying party's use of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by the indemnifying party in or about the Premises; and the indemnifying party shall further indemnify and hold harmless the other party against and from any and all claims arising from any breach or default in the performance of any obligation on the indemnifying party's part to be performed under the terms of this Agreement; the indemnifying party or arising from any act, neglect, fault or omission of indemnifying party or of its agents, employees, invitees or customers and from and against all costs, attorneys' fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and in a case any action or proceeding be brought against the indemnified party by reason of any such claim.

7. Term. The term of this Agreement shall commence upon execution hereof and shall extend at a minimum through March
31, 1998. Thereafter, this Agreement shall extend automatically on month-to-month basis; however, either party can unilaterally terminate this Agreement upon sixty (60) days notice to the other.

8. Breach by Cimarron. Cimarron shall be in breach of this Agreement if any time during the term hereof:

8.1 Cimarron fails to make payment of any installment of the Monthly Fee, and such failure is not cured within three (3) days after InfoNow's written notice to Cimarron of such failure of payment;

8.2 Cimarron fails to observe or perform any of its other covenants, agreements or obligations hereunder, and such failure is not cured within ten (10) days after InfoNow's written notice to Cimarron of such failure; or

8.3  Cimarron has abandoned the Premises.

9.  Remedies of Sub-Lessor.  If Cimarron breaches this
Agreement, InfoNow may:

9.1 Terminate Cimarron's right to possession wherein this Agreement shall automatically terminate; and/or

9.2 InfoNow may recover from Cimarron damages in the amount of the unpaid Monthly Fees accrued through the time of termination.

10.  Miscellaneous Provisions.

10.1 All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments, or designations under this Agreement by either party to the other shall be in writing and shall be considered sufficiently given and served upon the other party if sent delivered personally, or if by certified mail, return receipt requested, postage prepaid, to the address of the Premises.

10.2  This Agreement contains all of the agreements and
conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by
all parties to this Agreement.   Any agreements, warranties or
representations not expressly contained herein shall not in any way bind either of the parties hereto, and each party expressly waives all claims for damages by reason of any statement, representation, warranty, promise or agreement, if any, not contained in this Agreement.

10.3 The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of each of the parties hereto, respectively.

10.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, and jurisdiction in any suit shall be in the County where the Premises is located.

IN WITNESS WHEREOF, this Agreement as of the day and year first above written.


INFONOW CORPORATION:                        CIMARRON DOG & PONY COMPANY, INC.


By:                                         By:
/s/ Kevin D. Andrew, Vice-President         /s/ Donald E. Cohen, President


EXHIBIT K

TERMINATION AND RELEASE AGREEMENT


THIS AGREEMENT, made this 1st day of December, 1997, by and between InfoNow Corporation (hereinafter "Company") and
Donald E. Cohen (hereinafter "Executive");

IN CONSIDERATION of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Termination. The Employment Agreement, dated May 22, 1995, between the parties herto is discharged and terminated, effective upon date hereof.

2. Release. The parties hereto, for themselves and their officers, directors, shareholders, related entities, heirs, executors and administrators, and assigns, respectively, release and discharge each other and their officers, directors, shareholders, related entities, heirs, executors and administrators, and assigns, respectively, of and from all and all manner of, action and actions, causes and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, which each releasing party has or may have, against the other party for, upon or by reason of, any matter, cause or thing whatsoever, regarding all rights and obligations contained in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on date above written.

INFONOW CORPORATION

By:
/s/ Kevin D. Andrew                             /s/Donald E. Cohen
Vice President


EXHIBIT K

TERMINATION AGREEMENT


[To be provided by Seller]